Dec 30 2005 4:32PM HP LASERJET 3200 2184190980 p.1

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the "Agreement") is dated December 30, 2005 and is made by and between GlobalNet Corporation ("GlobalNet"), including, but not limited to, any of its subsidiaries, affiliates, officers, employees or agents (collectively, "GlobalNet") and Mr. Thomas Seifert ("Seifert") (collectively, the "Parties").

WHEREAS, bona fide disputes and controversies have arisen between GlobalNet and Seifert with respect to (1) the amount of compensation due and payable to Seifert for his services during his employment and/or association with GlobalNet and its subsidiaries, (2) certain loans made by Seifert to GlobalNet, and related interest, and (3) the amount of compensation due and payable to Seifert with respect to his employment contract with GlobalNet dated February 1, 2003 (the "Employment Contract"), (collectively, the "Claims"); and,

WHEREAS, Seifert has asserted that the Claims entitle him to payments totaling $131,667, as follows:

1) a loan made by Seifert to GlobalNet in the amount of $10,000 (the "Loan");
2) deferred compensation payments, in the amount of $16,667 (the "Deferred Compensation");
3) special project bonus payments, in the amount of $45,000 (the "Bonus"); and,
4) additional amounts due Seifert under his Employment Contract, as of October 1, 2005, in the amount of $60,000 (the "Salary Due");

WHEREAS, GlobalNet paid Seifert $64,500 (the "Payment") in April 2005 with respect to certain of the Claims; and,

WHEREAS, the parties intend by this Agreement to clarify their intentions with respect to settlement of the Claims and the characterization of prior payments made to Seifert; and,

WHEREAS, by reason of such disputes and controversies, the Parties hereto desire to compromise and settle all claims and causes of action of any kind whatsoever by and between Seifert and GlobalNet related to the Claims and Payment and intend that the full terms and conditions of such compromise and settlement be set forth in this Agreement;

NOW THEREFORE, for and in consideration of (i) the above recitals, and (ii) other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1. GlobalNet agrees that the following items, made pursuant to alleged agreements between November 1, 2003 and the date of execution of the Agreement, shall be considered as duly authorized by the Board of Directors, and represent valid claims for compensation by Seifert as follows:

   (a) $10,000 paid by Seifert to Globalnet pursuant to the Loan;

   (b) $16,667 payable to Seifert pursuant to the Deferred Compensation;

   (c) $45,000 payable to Seifert pursuant to the Bonus;

   (d) $60,000 payable as salary due Seifert under the Employment Contract;

2. Seifert agrees that the $64,500 payment made in April of 2005, represents a full satisfaction of his claims against GlobalNet as outlined in paragraph one above. The Parties hereby agree that the proper allocation of the $64,500 payment is as follows: $10,000, representing the Company's repayment of the Loan; and $54,500 comprising payment of a bonus to Seifert.

3. Within 5 business days following the effective date of this agreement, GlobalNet shall deliver to Seifert his remaining payroll check for the period ending October 15, 2005, in the gross amount of $7,500. Seifert accepts and agrees that, except as otherwise provided in this

Agreement, as of the date of execution of this Agreement that there is no other, direct or indirect, debt or claim, of any character or kind, between Seifert and GlobalNet, and that should there be any unknown, direct or indirect, claim, that such claim shall be included, released and/or indemnified under this Agreement.

4. Seifert agrees that the Employment Contract between himself and GlobalNet has been terminated, as of October 15, 2005, with no amounts or other obligations owed by GlobalNet whatsoever, except as otherwise provided in this Agreement. Notwithstanding the preceding sentence, any valid indemnification obligations contained in the Employment Contract shall survive such termination, as specified in the Employment Agreement, and GlobalNet shall pay all monthly health insurance premiums, consistent with prior practice, through January 31, 2006

5. Seifert agrees to accept part-time consulting from a period of October 16, 2005 to January 20, 2006 (the "Consulting Period"), for a single payment of $4,875, which shall be paid, without withholdings of any kind, no later than December 31, 2005, to assist in GlobalNet's regulatory and other filings, and any such additional assistance as may reasonably be required. Between January 21, 2006 and April 30, 2006, Seifert shall upon GlobalNet's reasonable request consult with GlobalNet, at a hourly consulting rate of $90 per hour; provided that GlobalNet shall exercise reasonable good faith efforts to limit the extent to which its requests for such consulting interfere with Seifert's personal and business commitments, and Seifert shall exercise reasonable, good faith efforts to respond to GlobalNet's requests for such information and assistance in a timely and complete fashion. In addition, GlobalNet shall reimburse Seifert for all business expenses reasonably incurred by him in connection with his performance of consulting services hereunder, within 5 business days following Seifert's submission of expense reimbursement request concerning such expenses together with reasonable supporting

documentation. Seifert specifically acknowledges that his performance under this provision must be reasonably satisfactory to the Company, and consistent with standards of performance reasonably expected of a professional of Seifert's professional standing. In connection with the above, Seifert agrees to travel, as GlobalNet determines is necessary, to Houston, Texas to support the audit efforts, and to provide GlobalNet with standard Sarbanes-Oxley representations with respect to periods in which he served as Chief Financial Officer. Seifert specifically acknowledges that breach of this provision (5) will result in this Agreement being void and of no effect, placing the Parties in the same position as if the Agreement had never been executed. Notwithstanding any other provision of this Agreement, this Agreement shall not require Seifert to execute any certification, or take any other action, that he in good faith believes does not reflect a fair representation of the material facts known to him, or that is misleading in any material respect. Accordingly, Seifert's good faith failure or refusal to make any such certification or take any such action shall not be deemed a violation of his obligations under this Agreement or a basis on which he may be deprived of any payment or other benefit to which he is entitled under this Agreement

6. No later than December 30, 2005, Seifert shall remit to the Company $9,844.06 to cover tax withholding obligations relating to payments described in this Agreement. GlobalNet agrees to immediately remit that entire sum to proper federal and, if applicable, state taxing authorities, and further agrees to indemnify and defend Seifert from and against any and all tax liabilities imposed or assessed against Seifert as a result of GlobalNet's failure or refusal to remit such funds to appropriate taxing authorities.

7. Seifert agrees that this Agreement relates only to the Claims, the Payments, and the Employment Contract, and that no other relationship between the Parties is affected under this

Release and Indemnification. Specifically, Seifert agrees that all expense reporting by Seifert to GlobalNet is not affected by this Release and Indemnification, and that Seifert will provide acceptable documentation of all such amounts to GlobalNet. Notwithstanding the foregoing sentence, however, GlobalNet agrees that should aggregate expense submissions not be able to be sufficiently documented in an amount not to exceed five thousand dollars ($5,000), GlobalNet shall not seek reimbursement from Seifert but shall report any such unsubstantiated amounts as additional taxable income.

8. In further consideration of Seifert's assistance in the preparation of required reports, GlobalNet shall pay the Executive special consulting fees, within ten business days following the filing of each of the following: a) $2,500 upon filing of the amended 2003 10-K; b) $2,500 upon filing of the 2004 10-K; and, c) $2,500 upon filing of the 2005 10-K. Seifert specifically acknowledges, however, that payment of the special consulting fees are subject to the performance standards set forth in paragraph 5 above.

9. Upon execution of this document, Seifert releases and discharges GlobalNet and its heirs, executors, administrators, parent company, holding company, subsidiaries, successors, predecessors, officers, directors, principals, control persons, past and present employees, insurers, and assigns from all actions, cause of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, against GlobalNet, related in any way whatsoever to the Claims and Payment, that Seifert or his heirs, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever, whether or not known or unknown, from the beginning of the world

to the day of the date of this Release. Notwithstanding the foregoing, however, this agreement shall not release, waive or otherwise limit any claim or right of Seifert relating to or arising from: (1) his ownership of GlobalNet securities; or (2) his right to indemnification and/or defense, whether arising under any certificate of incorporation or bylaw, any contract, any policy of insurance, or otherwise.

10. Upon execution of this document, GlobalNet releases and discharges Seifert, and his heirs, executors, administrators, parent company, holding company, subsidiaries, successors, predecessors, officers, directors, principals, control persons, past and present employees, insurers, and assigns from all actions, cause of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, against Seifert, related in any way whatsoever to the Claims and Payment, that GlobalNet or its heirs, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever, whether or not known or unknown, from the beginning of the world to the day of the date of this Release.

11. In the event of any dispute relating to or arising from this Agreement, the party substantially prevailing therein shall recover the costs and expenses incurred in connection with the dispute, including reasonable attorneys' fees.

12. It is expressly understood and agreed by the Parties hereto that the terms hereof are contractual and not merely recitals, that the agreements herein contained and the consideration herein transferred are to compromise doubtful and disputed claims, avoid litigation, and buy

peace, and that no payments made nor releases or other consideration given shall be construed as an admission of liability, all liability being expressly denied.

13. The Parties expressly agree to the filing of this Agreement as a Material Contract on Form 8-K with the Securities and Exchange Commission.

14. This Agreement contains the entire agreement and understanding concerning the subject matter hereof between the parties and supersedes and replaces all prior negotiations, proposed agreement and agreements, written or oral. Each of the parties hereto acknowledges that neither any of the parties hereto, nor agents or counsel of any other party whomsoever, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject hereto, to induce it to execute this Agreement and acknowledges and warrants that it is not executing this Agreement in reliance on any promise, representation or warranty not contained herein.

15. This Agreement may not be modified or amended in any manner except by an instrument in writing specifically stating that it is a supplement, modification or amendment to the Agreement and signed by each of the parties hereto.

16. Should any provision of this Agreement be declared or be determined by any court or tribunal to be illegal or invalid, with the exception of paragraph 5, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be severed and deemed not to be part of this Agreement.

17. This Agreement may be executed in facsimile counterparts, each of which, when all parties have executed at least one such counterpart, shall be deemed an original, with the same force and effect as if all signatures were appended to one instrument, but all of which together shall constitute one and the same Agreement.

Dec 30 2005 4:34PM HP LASERJET 3200 2184190980 p.8

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first indicated above.

THOMAS SEIFERT	GLOBALNET CORPORATION
	Name: THOMAS P. DUNN
	Title: CFO